EXHIBIT 99.1

NABORS INDUSTRIES	NEWS RELEASE

NABORS POSTS THIRD QUARTER EARNINGS PER DILUTED SHARE OF $ 0.76
Hamilton, Bermuda, October 23, 2007. Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2007. Adjusted income derived from operating activities was $287.3 million for the third quarter compared to $368.2 million in the third quarter of 2006 and $280.5 million in the second quarter of this year. Net income was $218.0 million ($0.76 per diluted share) for the third quarter compared to $292.8 million ($1.02 per diluted share) in the third quarter of 2006 and $228.3 million ($0.79 per diluted share) in the second quarter of this year. The quarter’s results include $22.3 million ($0.08 per diluted share) in income from discontinued operations derived from the sale of our Sea Mar unit, which was completed in early August. Previous periods have been adjusted to reflect Sea Mar as a discontinued operation.
For the nine months ended September 30, 2007, adjusted income derived from operating activities was $907.9 million compared to $1.07 billion in 2006. Net income for the first nine months of 2007 was $708.5 million ($2.47 per diluted share) compared to $782.9 million ($2.57 per diluted share) in the first nine months of 2006.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our third quarter results reflect the persistent challenges in our North American gas centric and U.S. Offshore operations, as well as our land well-servicing markets. Our International business again was impacted by timing and unusual cost issues which masked the early stages of the powerful upside that is emerging. Various other below the line income elements, including the gain on the sale of our Sea Mar entity and a reduction in tax reserves, more than offset the after tax impact of another net loss in investment income and a non-cash asset impairment charge.
Year-over-year quarterly results significantly improved in our International, Oil and Gas, Alaskan and Other Operating Segments. Other than Alaska these units posted sequential improvements over those of the second quarter, albeit most were below our previous expectations. Canada also improved over the seasonally low second quarter. The largest sequential decline came from our U.S. Lower 48 Land drilling operations, followed by our U.S. Offshore and Alaskan units.
The sequential improvement of our International operations does not yet reflect the strong potential that we expect to realize over the next two years. Although it is the nature of this business to experience delays in the short-term, we still expect an improvement of over 50% for the full year 2007 and again next year. The high degree of visibility of this unit’s long-term potential emanates from the fact that nearly all of the 2008 increase is expected to be derived from a combination of the renewal of a large number of contracts at current market prices, and the realization of a full year’s contribution from the 26 incremental rigs commencing operations throughout 2007. It should also be noted that while our growth expectations do not reflect it, there is great potential for incremental rigs.

Alaska also enjoys a strong but smaller oil driven outlook and is characterized by occasional delays and interruptions, as evidenced by the sequential decline in the quarter’s results due to higher than usual summer maintenance work and the seasonal stacking of one rig. The results for the quarter and the full year remain on track to increase substantially compared to the prior year, with higher average rates and incremental rig activity late in the year. Additional upside exists over the longer term as more of our fleet renews at market rates early in 2008 and we realize a full year’s contribution from two new built heli-portable rigs which are deploying late this year. Longer term results will benefit from the recent award of a contract for a 15,000 ft. capacity coiled tubing drilling rig and will be further improved if we are successful on recent bids for additional new drilling rigs in this market.
Our Other Operating Segments improved slightly despite the loss of contribution following the sale of our marine transportation business early in the quarter. The improvement in this business resulted primarily from higher third party sales in Canrig and solid performance by Ryan Energy Technologies, our directional drilling operation. Income from this segment should continue to be upwardly biased but subject to seasonal fluctuations with improving prospects in our Alaskan logistics and construction joint ventures and the timing of top drive shipments.
Our Oil and Gas operations posted improved results with the early quarter sale of properties in the Fayetteville Shale, which resulted in a pre-tax gain of approximately $15 million. We also completed a larger sale of properties in the Barnett Shale in early October, which will result in a pre-tax gain of approximately $70 million which will be reflected in our fourth quarter results.
The significantly reduced results in our US Lower 48 Land drilling business stems from the sequential decline in average rig margins of $767 per rig day and a decline of seven rigs to an average of 222 rigs operating. We deployed 16 new rigs in the third quarter but saw another 16 existing rigs idled, bringing to 84 the total number of idle rigs at the end of the quarter. We expect the next several quarters to show much more modest declines in income despite the likelihood of an even more difficult industry environment well into 2008. This resiliency in our results is attributable to the positive effects on our average margins and rig count exerted by the deployment of 57 new rigs in 2007 and early 2008 at average margins that are roughly 40% higher than this quarter’s full fleet average margin. These effects coupled with diminishing costs limits further downside in this unit’s income, which is contrary to industry trends.
Our Canadian operations rebounded sharply from the dismal second quarter but remain at less than one-half of the level of income we achieved last year, reflecting the ongoing weakness in this market. We expect further improvement in the fourth quarter with the onset of the winter activity ramp-up, leading to a full year result that is also less than one-half the prior year. The outlook for 2008 is essentially the same with no visible reasons to expect a recovery before the 2008-2009 winter drilling season.
Our U.S. Well-servicing business experienced a 6% reduction in hours worked compared to the second quarter, reflecting weaker market conditions primarily in the lower price and more competitive markets such as West Texas. Despite the lower hours, sequential income actually increased slightly but is more than 20% below last year. The increased income on reduced hours was due to the number of our new 500 hp Millennium and 200 hp rigs deployed into higher revenue markets and strong results in the trucking and fluid handling portion of this business.
We expect the fourth quarter to show a reduction in income as we enter the seasonally slowest period of the year due to the holidays and short daylight hours. The possibility of further deterioration in this largely oil driven business has been the most significant adverse surprise, leading us to significantly reduce our 2008 expectations to essentially flat.
Results in our U.S. Offshore operations were significantly below the second quarter as softening gas prices and the threat of hurricanes led to many project deferrals, especially for our jackup and barge rigs which contribute meaningfully when working and incur significant costs when stacked for short periods. Income from our barge rigs was further dampened when we experienced an engine room fire early in the quarter which will keep a rig out of service until early next year. We expect a much improved fourth quarter as seven rigs have returned or will soon return to work. Next year should reflect a modest increase despite moderating jackup and barge rig pricing as we achieve a full year’s contribution from the two new barge rigs that deployed in mid-year, one of which only worked two months as a result of the aforementioned fire.
In other income we experienced two losses and two gains, the net result of which was a modest positive effect on net income. We recorded a pre-tax loss of $30.5 million primarily related to the non-cash reduction in the book value of our non-marketed inventory of rigs and components across several units. We again incurred a net cash loss in our investment portfolio of approximately $27.5 million, the majority of which occurred in August as the debt markets experienced significant turmoil. We have substantially reduced the risk in this portion of our portfolio and continue to redeem fixed income and high beta funds as fast as possible.
Offsetting these losses were the gain on the sale of Sea Mar and a reversal of certain tax reserves. The Sea Mar sale closed in early August and resulted in a pre-tax gain of $50 million. This gain and the income from operations during part of the quarter are included in the $0.08 in earnings per share from discontinued operations. Our historical results, including our Other Operating Segments breakout, are restated to reflect the Sea Mar results as discontinued operations. The reduction in tax reserves amounted to $38 million and occurred as a result of certain issues which were resolved in our favor.
In summary, the quarter contained an inordinate number of moving parts, with a series of short-term, negative developments obscuring the potential of our businesses. 2007 earnings per share will likely be the second best in the company’s history, partly due to a lower effective tax rate and reduced share count, and operating income should approximate last year’s record level. We expect 2008 also to achieve near record results in spite of continuing and significant weakness in our North American gas directed and US land well servicing units. These accomplishments are largely due to the strength of our International operations and the limited downside in our U.S. Land Drilling business.
The longer term outlook for our international business is even stronger and we expect it to be the primary driver of our future growth. We expect this growth to compound with the eventual self-correction in our North American gas and U.S. Well servicing businesses. Nabors is in an excellent position to capitalize on strengthening markets because of the strategic investments we have made in new rig capacity over the last three years, which have been substantially underwritten by long-term contracts yielding good returns. By mid-2008 our expanded fleet will have over 140 new state-of-the—art drilling rigs and 200 new generation workover/well-servicing rigs. This gives Nabors the largest fleet of enhanced capability rigs and positions us to achieve much higher returns in the future.”
The Nabors companies own and operate approximately 670 land drilling and approximately 825 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006
Revenues and other income:
Operating revenues	$1,250,299	$1,213,252	$1,134,684	$3,620,996	$3,439,989
Earnings from unconsolidated affiliates	2,689	5,706	3,436	18,566	19,475
Investment (loss) income	(27,466)	37,155	(9,272)	(8,029)	67,753

Total revenues and other income	1,225,522	1,256,113	1,128,848	3,631,533	3,527,217

Costs and other deductions:
Direct costs	722,058	654,265	637,104	2,043,459	1,835,523
General and administrative expenses	105,975	92,783	99,952	319,824	267,709
Depreciation and amortization	125,089	95,937	111,372	340,069	262,035
Depletion	12,533	7,731	9,160	28,318	28,661
Interest expense	13,450	13,744	13,733	40,235	33,970
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	30,524	4,076	(39,634)	4,775	11,925

Total costs and other deductions	1,009,629	868,536	831,687	2,776,680	2,439,823

Income before income taxes from continuing operations	215,893	387,577	297,161	854,853	1,087,394

Income tax (benefit) expense:
Current	4,211	15,207	53,973	164,038	125,865
Deferred	15,919	87,587	22,326	17,300	200,907

Income tax expense	20,130	102,794	76,299	181,338	326,772

Income from continuing operations, net of tax	195,763	284,783	220,862	673,515	760,622

Income from discontinued operations, net of tax	22,265	7,968	7,487	35,024	22,324
Net income	$218,028	$292,751	$228,349	$708,539	$782,946

Earnings per share (1):
Basic from continuing operations	$.70	$1.02	$.79	$2.42	$2.58
Basic from discontinued operations	$.08	$.03	$.03	$.12	$.07

Total Basic	$.78	$1.05	$.82	$2.54	$2.65

Diluted from continuing operations	$.68	$.99	$.77	$2.35	$2.50
Diluted from discontinued operations	$.08	$.03	$.02	$.12	$.07

Total Diluted	$.76	$1.02	$.79	$2.47	$2.57

Weighted-average number of common shares outstanding (1):
Basic	280,152	277,553	279,253	278,782	294,987

Diluted	287,969	286,544	287,898	286,894	305,066

Adjusted income derived from operating activities (2)	$287,333	$368,242	$280,532	$907,892	$1,065,536

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2007	2007	2006
ASSETS
Current assets:
Cash and short-term investments	$879,973	$827,291	$1,140,016
Accounts receivable, net	1,043,235	1,035,895	1,109,738
Other current assets	623,123	395,040	255,102

Total current assets	2,546,421	2,258,226	2,504,856
Long-term investments	383,288	480,341	513,269
Property, plant and equipment, net	6,466,732	6,298,371	5,410,101
Goodwill, net	367,376	388,981	362,269
Other long-term assets	314,590	486,341	351,808

Total assets	$10,078,407	$9,912,260	$9,142,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$700,000	$700,000	$—
Other current liabilities	857,496	948,685	854,360

Total current liabilities	1,557,496	1,648,685	854,360
Long-term debt	3,305,840	3,305,249	4,004,074
Other long-term liabilities	801,378	835,711	747,216

Total liabilities	5,664,714	5,789,645	5,605,650
Shareholders’ equity	4,413,693	4,122,615	3,536,653

Total liabilities and shareholders’ equity	$10,078,407	$9,912,260	$9,142,303

Cash, short-term and long-term investments (1)	$1,306,816	$1,360,545	$1,653,285

Funded debt to capital ratio: (2)
- Gross	0.45 : 1	0.46 : 1	0.50:1
- Net of cash and investments	0.35 : 1	0.36 : 1	0.37:1
Interest coverage ratio: (3)	32.2:1	33.4:1	38.1:1
(1)	The September 30, 2007 amount includes $43.6 million in cash proceeds receivable from brokers from the sale of certain non-marketable securities that is included in other current assets. These proceeds were received during the first week of October. The June 30, 2007 amount includes $52.9 million in cash proceeds receivable from brokers from the sale of certain equity securities that is included in other current assets. These proceeds were received during the first week of July.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2007	2006	2007	2007	2006
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$416,525	$498,173	$426,787	$1,295,908	$1,393,310
U.S. Land Well-servicing	180,370	188,650	182,410	544,998	518,224
U.S. Offshore	48,895	56,219	60,316	164,986	162,299
Alaska	30,854	24,098	36,777	115,467	75,816
Canada	132,434	167,705	75,088	400,802	514,849
International	296,219	195,445	261,262	781,963	511,487

Subtotal Contract Drilling (3)	1,105,297	1,130,290	1,042,640	3,304,124	3,175,985
Oil and Gas (4) (5)	35,770	9,268	18,110	67,009	48,808
Other Operating Segments (6) (7)	163,397	120,539	140,024	433,771	366,416
Other reconciling items (8)	(51,476)	(41,139)	(62,654)	(165,342)	(131,745)

Total	$1,252,988	$1,218,958	$1,138,120	$3,639,562	$3,459,464

Adjusted income (loss) derived from continuing operating activities: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$130,761	$219,485	$154,667	$458,354	$611,912
U.S. Land Well-servicing	42,291	54,495	40,105	125,752	148,000
U.S. Offshore	9,245	17,492	19,206	43,500	51,613
Alaska	4,214	2,123	8,225	29,006	9,749
Canada	16,920	42,549	(7,992)	62,056	145,524
International	88,574	58,145	85,409	240,001	146,142

Subtotal Contract Drilling	292,005	394,289	299,620	958,669	1,112,940
Oil and Gas	17,868	(5,101)	3,374	22,370	7,751
Other Operating Segments	10,297	7,975	6,739	28,630	24,345
Other reconciling items (9)	(32,837)	(28,921)	(29,201)	(101,777)	(79,500)

Total	287,333	368,242	280,532	907,892	1,065,536
Interest expense	(13,450)	(13,744)	(13,733)	(40,235)	(33,970)
Investment (loss) income	(27,466)	37,155	(9,272)	(8,029)	67,753
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	(30,524)	(4,076)	39,634	(4,775)	(11,925)

Income before income taxes from continuing operations	$215,893	$387,577	$297,161	$854,853	$1,087,394

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	221.6	257.3	228.5	231.0	255.3
U.S. Offshore	14.4	16.0	17.6	16.4	16.3
Alaska	8.4	9.3	8.8	8.9	8.1
Canada	37.0	52.9	18.5	37.8	54.6
International (11)	117.9	100.8	117.1	115.6	93.5

Total rig years	399.3	436.3	390.5	409.7	427.8

Rig hours: (12)
U.S. Land Well-servicing	274,084	322,445	291,430	864,602	953,174
Canada Well-servicing	72,593	91,047	41,613	211,794	273,919

Total rig hours	346,677	413,492	333,043	1,076,396	1,227,093

(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $3.4 million, $1.1 million and $.7 million for the three months ended September 30, 2007 and 2006 and June 30, 2007, respectively, and $5.9 million for each of the nine months ended September 30, 2007 and 2006, respectively.

(4)	Represents our oil and gas exploration, development and production operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($2.0) million, $0 and ($.8) million for the three months ended September 30, 2007 and 2006 and June 30, 2007, respectively, and ($2.8) million and $0 for the nine months ended September 30, 2007 and 2006, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $1.3 million, $4.6 million and $3.5 million for the three months ended September 30, 2007 and 2006 and June 30, 2007, respectively, and $15.5 million and $13.6 million for the nine months ended September 30, 2007 and 2006, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended September 30, 2007 and 2006 and June 30, 2007 and the nine months ended September 30, 2007 and 2006, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006
Net income (numerator):
Income from continuing operations, net of tax — basic	$195,763	$284,783	$220,862	$673,515	$760,622
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted income from continuing operations, net of tax — diluted	195,763	284,783	220,862	673,515	760,622
Income from discontinued operations, net of tax	22,265	7,968	7,487	35,024	22,324

Total adjusted net income	$218,028	$292,751	$228,349	$708,539	$782,946

Earnings per share:
Basic from continuing operations	$.70	$1.02	$.79	$2.42	$2.58
Basic from discontinued operations	$.08	$.03	$.03	$.12	$.07

Total Basic	$.78	$1.05	$.82	$2.54	$2.65

Diluted from continuing operations	$.68	$.99	$.77	$2.35	$2.50
Diluted from discontinued operations	$.08	$.03	$.02	$.12	$.07

Total Diluted	$.76	$1.02	$.79	$2.47	$2.57

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	280,152	277,553	279,253	278,782	294,987
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	7,817	8,991	8,645	8,112	9,893
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	186

Weighted-average number of shares outstanding — diluted	287,969	286,544	287,898	286,894	305,066

(1)	Diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 and the three months ended June 30, 2007 do not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the three months ended September 30, 2007 and 2006 and June 30, 2007 and the nine months ended September 30, 2007 and 2006.

(2)	Diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 and the three months ended June 30, 2007 exclude approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million zero coupon convertible senior debentures. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $51.

(3)	Diluted earnings per share for the three months ended September 30, 2007 and 2006 and June 30, 2007 and the nine months ended September 30, 2007 do not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarter ended March 31, 2006, and is, therefore, included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the nine months ended September 30, 2006.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of our subsidiary Nabors (Canada) Exchangeco Inc., respectively: 280.1 million and .1 million shares for the three months ended September 30, 2007; 277.4 million and .2 million shares for the three months ended September 30, 2006; 279.2 million and .1 million for the three months ended June 30, 2007; 278.6 million and .2 million shares for the nine months ended September 30, 2007; and 294.8 million and .2 million shares for the nine months ended September 30, 2006. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 4,601,925, 4,327,513 and 4,322,513 shares during the three months ended September 30, 2007 and 2006 and June 30, 2007, respectively, and 4,629,158 and 2,443,254 shares during the nine months ended September 30, 2007 and 2006, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

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